6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE  (410) 580-3000
FAX    (410) 580-3001


                                   May 9, 2000

T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland  21202

Ladies and Gentlemen:


     We have acted as counsel to T. Rowe Price Group, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 134,047,989 shares of Common Stock, par value $0.01 per share ("Common Stock"), to be issued by the Company (the "Shares") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") (the "Registration Statement"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

         In our capacity as counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  (a) The Charter of the Company certified by the Maryland State Department of Assessments and Taxation (the "MSDAT").

                  (b)  The By-Laws of the Company.

                  (c)  The Registration Statement.

                  (d) The minutes of proceedings of the Company relating to (i) the authorization of the issuance of the Shares, and (ii) the authorization of the Registration Statement and the transactions contemplated thereby.




                                                       T. Rowe Price Group, Inc.
                                                                     May 9, 2000
                                                                          Page 2



                  (e) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT.

                  (f) A Certificate of Secretary of the Company, dated as of the date hereof, as to certain factual matters (the "Certificate").

                  (g) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

         In such examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

         Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

                  (1) The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Maryland.

                  (2) The issuance and the sale of the Shares by the Company have been duly authorized and, upon payment and delivery in as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We hereby  consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                      Very truly yours,

                                      /s/ Piper Marbury Rudnick & Wolfe LLP




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